Exhibit 4(a)-18


                       AGREEMENT AS TO EXPENSES AND LIABILITIES

                    AGREEMENT dated as of _________, 199_, between The Washington Water Power Company, a Washington corporation ("Washington Water Power"), and Washington Water Power Capital II, a Delaware business trust (the "Trust").


                    WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to and receive ___% Junior Subordinated Deferrable Interest Debentures, Series B, due 20__ (the "Subordinated Debt Securities") from Washington Water Power and to issue its ___% _________ Securities, Series B (the "Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Declaration of Trust of the Trust dated as of _________, 199_ as the same may be amended from time to time (the "Declaration");


                    WHEREAS, Washington Water Power will directly own all of the Common Securities and will issue the Subordinated Debt Securities;


                    NOW, THEREFORE, in consideration of the purchase by each holder of the Securities, which purchase Washington Water Power hereby agrees shall benefit Washington Water Power and which purchase Washington Water Power acknowledges will be made in reliance upon the execution and delivery of this Agreement, Washington Water Power, including in its capacity as holder of the Common Securities, and the Trust hereby agree as follows:


                                      ARTICLE I


                    Section 1.01.  Guarantee by Washington Water Power.
                                   -----------------------------------
          Subject to the terms and conditions hereof, Washington Water Power hereby irrevocably and unconditionally guarantees the full payment, when and as due, of any and all Obligations (as hereinafter defined) to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries"). As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Securities the amounts due such holders pursuant to the terms of the Securities. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.



                    Section 1.02.  Term of Agreement.  This Agreement shall
                                   -----------------
          terminate and be of no further force and effect upon the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Securities or any Beneficiary must restore payment of any sums paid under the Securities, under any Obligation, under the Securities Guarantee Agreement dated the date hereof by Washington Water Power and Wilmington Trust Company, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.


                    Section 1.03.  Waiver of Notice.  Washington Water
                                   ----------------
          Power hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and Washington Water Power hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                    Section 1.04.  No Impairment.  The obligations,
                                   -------------
          covenants, agreements and duties of Washington Water Power under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                    (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                    (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

                    (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

          There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Washington Water Power with respect to the happening of any of the foregoing.

                    Section 1.05.  Enforcement.  A Beneficiary may enforce
                                   -----------
          this Agreement directly against Washington Water Power and Washington Water Power waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Washington Water Power.


                                      ARTICLE II

                    Section 2.01.  Binding Effect.  All guarantees and
                                   --------------
          agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Washington Water Power and shall inure to the benefit of the Beneficiaries.


                    Section 2.02.  Amendment.  So long as there remains any
                                   ---------
          Beneficiary or any Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Securities.


                    Section 2.03.  Notices.  Any notice, request or other
                                   -------
          communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

                         Washington Water Power Capital II
                         c/o The Washington Water Power Company
                         1411 East Mission Avenue
                         Spokane, Washington 99202
                         Attention: Treasurer
                         Facsimile No.: (509) 482-4879

                         The Washington Water Power Company
                         1411 East Mission Avenue
                         Spokane, Washington 99202
                         Attention: Treasurer
                         Facsimile No.: (509) 482-4879

                    Section 2.04 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS
          PRINCIPLES).

                    THIS EXPENSE AGREEMENT is executed as of the day and year first above written.

                                   THE WASHINGTON WATER POWER COMPANY


                                   By:  ______________________________
                                        Name:  ____________________
                                        Title: ____________________

                                   WASHINGTON WATER POWER CAPITAL II


                                   By:  ______________________________
                                        ______________________________
                                        not in his/her individual capacity,
                                        but solely as Regular Trustee